EXHIBIT 23D5
December 10, 2010
Mr. Mark Swanson
Treasurer and Principal Financial Officer
SSgA Funds
1301 Second Avenue, 18th Floor
Seattle, WA 98101
RE:     SSgA Funds Waiver and Reimbursement Agreement
Dear Mark:
SSgA Funds Management, Inc. (“SFM”), as advisor to the SSgA Funds (the “Funds”), agrees until December 31, 2011 to (i) waive up to the full amount of the advisory fee payable by a Fund, and (ii) after giving effect to any contractual undertaking by Sate Street Global Markets, LLC to waive the Rule 12b-1 distribution or service fee otherwise payable out of the assets of a class of shares of the Fund, to reimburse that class of shares for all expenses, in each case to reduce the total expenses of such class of shares (exclusive of non-recurring account fees, extraordinary expenses and acquired fund fees and as measured on an annualized basis) to the level of the expense limitation for the class stated below:

SSgA Fund Name	Total Expense Reimbursement	Expiration Date
Bond Market	All expenses in excess of .50%	December 31, 2011
Bond Market Class R	All expenses in excess of 1.00%	December 31, 2011
Directional Core Equity	All expenses in excess of 1.60%[1]	December 31, 2011
SSgA Disciplined Equity	All expenses in excess of 0.65%	December 31, 2011
Emerging Markets	All expenses in excess of 1.25%	December 31, 2011
Enhanced Small Cap	All expenses in excess of .75%	December 31, 2011
High Yield Bond	All expenses in excess of .75%	December 31, 2011
IAM SHARES	All expenses in excess of .65%	December 31, 2011
Intermediate	All expenses in excess of .60%	December 31, 2011
International Stock Selection	All expenses in excess of 1.00%	December 31, 2011
International Stock Selection Class R	All expenses in excess of 1.60%	December 31, 2011
Life Solutions Balanced	All expenses in excess of .45%	December 31, 2011
Life Solutions Growth	All expenses in excess of .45%	December 31, 2011
Life Solutions Income and Growth	All expenses in excess of .45%	December 31, 2011
Money Market	All expenses in excess of .40%	December 31, 2011
Prime Money Market	All expenses in excess of .20%	December 31, 2011

[1]	Exclusive of nonrecurring account fees, extraordinary expenses, AND interest on securities sold short.

SSgA Fund Name	Total Expense Reimbursement	Expiration Date
S&P 500 Index	All expenses in excess of .18%	December 31, 2011
Small Cap	All expenses in excess of 1.25%	December 31, 2011
Small Cap Class R	All expenses in excess of 1.60%	December 31, 2011
Tuckerman Active REIT	All expenses in excess of 1.00%	December 31, 2011
US Treasury Money Market	All expenses in excess of .20%	December 31, 2011
In addition, SFM agrees to the following management fee waivers on an annual basis for certain Funds in the amounts and for the expiration dates shown in the table below.

SSgA Fund Name	Management Fee Waiver	Expiration Date
Prime Money Market	.05% of .15% management fee	December 31, 2011
US Treasury Money Market	.05% of .15% management fee	December 31, 2011
Prior to December 31, 2011, this agreement may not be terminated with respect to a class of shares of a Fund without the approval of the Board of Trustees. This agreement supersedes any prior voluntary waiver or reimbursement arrangements for the Funds specifically named above may, at SFM’s option, continue after the dates designated above.
If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.
Sincerely,
SSgA FUNDS MANAGEMENT, INC.
By: /s/ James E. Ross
James E. Ross, Senior Managing Director and President
Accepted and Agreed:
SSgA Funds, on behalf of the portfolios named above
By: /s/ Mark E. Swanson
Mark E. Swanson
Treasurer and Principal Financial Officer